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                                                                    EXHIBIT 99.1

          SANTA FE ENERGY AND SNYDER OIL SHAREHOLDERS APPROVE MERGER


HOUSTON, TEXAS, MAY 5, 1999 - The shareholders of Santa Fe Energy Resources (NYSE: SFR) and Snyder Oil Corporation (NYSE: SNY) today overwhelmingly approved the merger of the two companies during special meetings. [Over 99% of the voting shareholders of each company voted in favor of the merger.] Santa Fe shareholders approved changing the company's name to "Santa Fe Snyder Corporation." Legal documents will be filed immediately to finalize the merger transaction, with completion expected today. Santa Fe Snyder's common stock will begin trading on the New York Stock Exchange at the opening of business on Thursday, May 6 under the new ticker symbol "SFS" and new CUSIP number
80218K 10 5.

Santa Fe shareholders also approved the expansion of the board to 11 members and an increase in the company's authorized shares of capital stock to 350 million.

Under terms of the merger approved today by shareholders, Snyder shareholders will receive 2.05 shares of Santa Fe common stock for each share of Snyder, resulting in Santa Fe shareholders owning 60 percent and Snyder shareholders owning 40 percent of Santa Fe Snyder. The transaction will be accounted for as a purchase and will be tax free to Snyder shareholders. Santa Fe shareholders will retain their stock certificates. Snyder shareholders will be sent letters of transmittal and other instructions for exchanging their stock certificates for certificates representing the new Santa Fe Snyder common stock.

John C. Snyder, currently the Chairman and Chief Executive Officer of Snyder will be the Chairman of Santa Fe Snyder and James L. Payne, currently the Chairman and CEO of Santa Fe will be the CEO of the new company. The eleven-person board will be composed of five members from Snyder's current directors and the existing six directors from Santa Fe.

"The new Santa Fe Snyder Corporation brings together two financially strong companies with complementary domestic and international operations. We are appreciative of the support of our shareholders and are committed to growing the combined company on their behalf," John Snyder said.

Jim Payne added, "We are excited about the union of Santa Fe and Snyder and believe that our enhanced strength will allow us to move quickly in pursuit of global opportunities and domestic acquisitions that enhance shareholder value."

The combination of Santa Fe and Snyder will result in a Houston-based exploration and production company with reserves of 315 million barrels of oil equivalent (BOE) as of January 1, 1999. Combined production for 1999 is expected to be approximately 105,000 BOE per day with 55 percent natural gas and 70 percent domestic production.

The combined company has a superior record of growth both in the United States and internationally and has a large exploitation inventory as well as a substantial portfolio of exploratory prospects to continue that growth through the drillbit. Based on combined three-year results through 1998, 270

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percent of production was replaced (75 percent from drilling) at a finding and development cost of $4.97 per BOE. The combined balance sheet provides the scale and the financial strength to actively participate in the industry's consolidation.

                          COMBINED COMPANY HIGHLIGHTS

 . Market capitalization of $1.6 billion

  -      Three-year average historical performance statistics:
  -      Production growth            14 percent
  -      Reserve growth               26 percent
  -      Reserve replacement ratio    270 percent
  -      Finding & development cost   $4.97 per BOE

 . Worldwide proved reserves of 315 million BOE, 65 percent domestic and 35 percent international, 60 percent oil and 40 percent natural gas.

 . Estimated 1999 combined production of 105,000 BOE per day, 55 percent natural gas and 45 percent oil.

 . Estimated 1999 combined domestic production of 76,000 BOE per day, 67 percent natural gas and 33 percent oil.

 . 11.5 million acres of net undeveloped lease inventory.

 . Management Team:

  - John C. Snyder       Chairman
  - James L. Payne       Chief Executive Officer
  - Hugh L. Boyt         President - International
  - William G. Hargett   President - North America
  - Janet F. Clark       Executive VP - Corporate Development
  - Mark A. Jackson      Executive VP - Chief Financial Officer
  - Tim S. Parker        Executive VP - Exploration
  - Duane C. Radtke      Executive VP - Production

Santa Fe Snyder Corporation is a large oil and gas independent with operations in the United States, Southeast Asia, South America and West Africa. Its shares will be traded on the New York Stock Exchange under the symbol SFS.

Contact:  Santa Fe Snyder Corporation
          Rodney L. Waller - Financial
          713-507-5388

          Kathy E. Hager - Media
          713-507-5315

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This press release includes "forward looking statements" as defined by the
Securities and Exchange Commission. Such statements are those concerning the company's plans, synergies, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward looking statements. This includes reserve estimates, future production of oil and gas, future financial performance and other matters. These statements are based on certain assumptions, which the company believes are reasonable, but which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ materially from those anticipated are discussed in the company's periodic filings with the Securities and Exchange Commission, including Santa Fe Energy Resourses' Annual Report on Form 10-K for the year ended December 31, 1998.

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